F.N.B. Corporation Reports Second Quarter 2023 Earnings
Maintains Stable Deposit Balances, Efficiency Ratio (non-GAAP) of 50%

PITTSBURGH, PA – July 19, 2023 – F.N.B. Corporation (NYSE: FNB) reported earnings for the second quarter of 2023 with net income available to common stockholders of $140.4 million, or $0.39 per diluted common share. Comparatively, second quarter of 2022 net income available to common stockholders totaled $107.1 million, or $0.30 per diluted common share, and first quarter of 2023 net income available to common stockholders totaled $144.5 million, or $0.40 per diluted common share.
On an operating basis, second quarter of 2023 earnings per diluted common share (non-GAAP) was $0.39, excluding $0.2 million (pre-tax) of merger-related significant items. By comparison, the second quarter of 2022 was $0.31 per diluted common share (non-GAAP) on an operating basis, excluding $2.0 million (pre-tax) in merger-related significant items. The first quarter of 2023 was $0.40 per diluted common share (non-GAAP) on an operating basis, excluding $2.1 million (pre-tax) of merger-related significant items.

"We are pleased with our solid performance during the second quarter and first half of 2023. The second quarter’s earnings per diluted common share grew 30% compared to the prior year, and our liquidity metrics continue to be favorable. Our capital position remains strong with CET1 at our targeted operating level of 10%, while supporting loan growth and share repurchase activity in the quarter. Tangible book value per share (non-GAAP) continues to grow, totaling $8.79, up 8.6% year-over-year. Operating return on average tangible common equity (non-GAAP) for the first six months of 2023 totaled 19.1%, and expenses were well-controlled, as the efficiency ratio (non-GAAP) equaled 50%," commented Chairman, President, and Chief Executive Officer, Vincent J. Delie, Jr. "With strong capital, liquidity and our conservative credit culture, we remain uniquely positioned to capitalize on disruption and are poised to drive continued shareholder value in the second half of the year."

Second Quarter 2023 Highlights
(All comparisons refer to the second quarter of 2022, except as noted)
•Period-end total loans and leases increased $3.3 billion, or 11.8%, which includes the UB Bancorp (Union) acquisition that closed in the fourth quarter of 2022. Commercial loans and leases increased $1.7 billion, or 9.4%, and consumer loans increased $1.6 billion, or 16.2%. FNB’s organic loan growth was driven by the continued success of our strategy to grow high-quality loans across our diverse geographic footprint.
•On a linked-quarter basis, period-end total loans and leases increased $680.6 million, or 2.2%, as consumer loans increased $517.0 million with strong seasonal contributions from the Physicians First mortgage program and commercial loans and leases increased $163.5 million. Average loans and leases increased $638.0 million, or 2.1%, linked quarter, with growth of $338.5 million in average consumer loans and $299.5 million in average commercial loans and leases.
•Total average deposits grew $69.6 million, or 0.2%, led by increases in average time deposits of $2.0 billion, or 68.2%, offsetting the decline in average interest-bearing demand deposits of $1.1 billion, or 7.3%, average non-interest-bearing deposits of $754.5 million, or 6.4%, and average savings deposits of $114.2 million, or 2.9%, as customers continue to migrate deposits into higher-yielding products.

•On a linked-quarter basis, period-end deposits decreased $365.4 million, or 1.1%, primarily due to outflows from seasonal income tax payments and inflationary pressures on customers. FNB ended the quarter with approximately 77% of deposits insured by the Federal Deposit Insurance Corporation (FDIC) or collateralized. We continue to offer reciprocal deposit products to our customers but had less than $260 million in outstanding reciprocal deposit balances at June 30, 2023. The mix of non-interest-bearing deposits to total deposits was relatively stable and equaled 32% at June 30, 2023, compared to 33% at March 31, 2023.
•Net interest income increased $75.6 million, or 29.8%, to $329.2 million primarily due to the benefit of growth in earning assets, the impact from the higher interest rate environment, deposit growth and prudent management of deposit betas.
•Net interest margin (FTE) (non-GAAP) increased 61 basis points to 3.37% as a result of higher yields on loans, investment securities and interest-bearing deposits with banks reflecting the higher interest rate environment, partially offset by increased cost of funds. On a linked-quarter basis, net interest margin (non-GAAP) decreased 19 basis points, largely due to the increases in the rates paid on interest-bearing deposits and total borrowings offsetting the increases in yields on earnings assets.
•The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO increased 12 basis points to 0.47%. Total delinquency increased 17 basis points to 0.75%, compared to 0.58%. Both measures continue to remain at historically low levels.
•The provision for credit losses of $18.5 million supported loan growth and a specific reserve for a single commercial and industrial loan downgraded to nonperforming status during the quarter. Excluding this one credit, non-performing assets would have decreased by 2 basis points.
•The efficiency ratio (non-GAAP) was 50.0%, fueled by higher revenue, compared to 55.2% for the year-ago quarter.
•Common Equity Tier 1 (CET1) regulatory capital ratio was 10.0% (estimated), compared to 9.7% at June 30, 2022, and 10.0% at March 31, 2023. Tangible book value per common share (non-GAAP) of $8.79 increased $0.69, or 8.6%, compared to June 30, 2022, and $0.13, or 1.5%, compared to March 31, 2023. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share (non-GAAP) by $0.99 as of June 30, 2023, primarily due to the impact of higher interest rates on the fair value of available-for-sale (AFS) securities, compared to a reduction of $0.72 as of June 30, 2022, and $0.87 as of March 31, 2023.
•During the second quarter of 2023, the Company repurchased 2,288,558 shares of common stock at a weighted average share price of $10.80 while maintaining capital at targeted operating levels and supporting loan growth in the quarter.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	2Q23	1Q23	2Q22
Reported results
Net income available to common stockholders (millions)	$140.4	$144.5	$107.1
Net income per diluted common share	0.39	0.40	0.30
Book value per common share (period-end)	15.92	15.76	15.19
Pre-provision net revenue (millions)	197.6	196.1	143.1
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$140.5	$146.1	$108.7
Operating net income per diluted common share	0.39	0.40	0.31
Operating pre-provision net revenue (millions)	197.8	198.2	145.1
Average diluted common shares outstanding (thousands)	362,626	364,930	354,687
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(0.2)	$(2.1)	$(2.0)

After-tax impact of merger-related expenses	(0.1)	(1.6)	(1.6)
Total significant items pre-tax	$(0.2)	$(2.1)	$(2.0)
Total significant items after-tax	$(0.1)	$(1.6)	$(1.6)
Capital measures
Common equity tier 1 (2)	10.0%	10.0%	9.7%
Tangible common equity to tangible assets (period-end) (non-GAAP)	7.47	7.50	7.25
Tangible book value per common share (period-end) (non-GAAP)	$8.79	$8.66	$8.10

(1) Favorable (unfavorable) impact on earnings.
(2) Estimated for 2Q23.
Second Quarter 2023 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the second quarter of 2022, except as noted)

Net interest income totaled $329.2 million, an increase of $75.6 million, or 29.8%, compared to $253.7 million, as total average earning assets increased $2.3 billion, or 6.1%, including a $3.8 billion increase in average loans and leases from organic origination activity and acquired Union loans. These increases were partially funded by our excess cash position. Total average borrowings increased $1.9 billion due to maintaining additional liquidity on the balance sheet during the banking industry disruption. In addition to the growth in average earning assets, net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, which was partially offset by the higher cost of interest-bearing deposits given customers' preferences migrating toward time deposits.

The net interest margin (FTE) (non-GAAP) increased 61 basis points to 3.37%, as the yield on earning assets (non-GAAP) increased 189 basis points to 4.94%, primarily due to higher yields on loans, investment securities and interest-bearing deposits with banks reflecting the higher interest rate environment. The total cost of funds increased 134 basis points to 1.64% with a 169 basis point increase in interest-bearing deposit costs to 1.97%, as well as an increase of 146 basis points in long-term debt costs including the August 2022 $350 million issuance of 5.15% fixed rate senior notes due in 2025. Between June 30, 2022, and June 30, 2023, the Federal Open Market Committee (FOMC) raised the target Federal Funds interest rate by 350 basis points.

Average loans and leases totaled $31.0 billion, an increase of $3.8 billion, or 14.0%, including growth of $2.0 billion in commercial loans and leases and $1.8 billion in consumer loans. The increase in average commercial loans and leases included $1.1 billion, or 10.1%, in commercial real estate growth and $854.9 million, or 13.4%, in commercial and industrial loan growth, driven primarily by organic commercial growth in the Pittsburgh, Cleveland and Charlotte markets. The increase in average consumer loans included a $1.4 billion increase in residential mortgages reflecting adjustable-rate mortgages which we retained on the balance sheet and the continued success of the Physicians First mortgage program, as well as a $231.9 million increase in indirect auto loans.

Average deposits totaled $33.8 billion with growth in average time deposits of $2.0 billion, or 68.2%, more than offsetting the decline in average interest-bearing demand deposits of $1.1 billion, or 7.3%, average non-interest-bearing demand deposits of $754.5 million, or 6.4%, and average savings deposits of $114.2 million, or 2.9%, as customer balances continued to migrate into higher-yielding products. The increase in average deposits resulted from organic growth in new and existing customer relationships and inflows from the Union acquisition. The funding mix shifted modestly from year-ago quarter levels with non-interest-bearing deposits comprising 32% of total deposits at June 30, 2023, compared to 35%.

Non-interest income totaled $80.3 million, a decrease of $1.8 million, or 2.2%, compared to the second quarter of 2022. Capital markets income totaled $5.9 million, a decrease of $2.7 million, or 31.2%, due to a decrease in swap fees and international banking that was partially offset by solid contributions from syndications and debt capital markets income. Mortgage banking operations income decreased $1.2 million as secondary market revenue and mortgage held-for-sale pipelines declined from 2022 levels given the sharp increase in mortgage rates and the retention of adjustable-rate mortgage originations on the balance sheet. Bank-owned life insurance decreased $1.0 million, or 25.9%, due to life insurance claims in the year-ago quarter. Service charges decreased $0.6 million, or 1.8%, with strong treasury management services and interchange fees partially offsetting the impact of overdraft practice changes that FNB implemented in the first quarter of 2023. Wealth management revenues increased $1.9 million, or 12.0%, as securities commissions and fees and trust income increased 16.0% and 9.4%, respectively, through contributions across the geographic footprint and an increase in assets under management. Dividends on non-marketable securities increased $2.7 million, or 97.4%, reflecting higher FHLB dividends due to additional borrowings.

Non-interest expense totaled $212.0 million, increasing $19.2 million, or 9.9%. On an operating basis (non-GAAP), non-interest expense totaled $211.8 million, an increase of $21.0 million, or 11.0%, compared to the second quarter of 2022. Salaries and benefits increased $10.1 million, or 9.7%, primarily from production-related commissions, the addition of the acquired Union expense base, and normal annual merit increases. Net occupancy and equipment increased $3.6 million, or 10.4%, largely from the acquired Union expense base, as well as technology-related investments. Outside services increased $3.3 million, or 19.0%, with higher volume-related technology and third-party costs, as well as the Union expense base. FDIC insurance increased $2.4 million, or 45.7%, reflecting the previously announced FDIC assessment rate increase which was effective in the first quarter of 2023. The efficiency ratio (non-GAAP) equaled 50.0%, compared to 55.2%, due to strong operating leverage gained from higher revenue.

The ratio of non-performing loans and OREO to total loans and OREO increased 12 basis points to 0.47%. Total delinquency increased 17 basis points to 0.75%, compared to 0.58% at June 30, 2022. Both measures continue to remain at historically low levels.

The provision for credit losses was $18.5 million, compared to $6.4 million in the second quarter of 2022, with the current quarter's level primarily due to loan growth and a specific reserve for a single commercial and industrial loan downgraded to nonperforming status during the quarter. The second quarter of 2023 reflected net charge-offs of $8.7 million, or 0.11% annualized of total average loans, compared to net recoveries of ($0.4 million), or (0.01)% annualized, in the second quarter of 2022. While higher than the year-ago quarter, net charge-offs remain at historically low levels. The allowance for credit losses (ACL) was $412.7 million, an increase of $35.0 million, with the ratio of the ACL to total loans and leases decreasing 3 basis points to 1.32%, reflecting strong loan growth and the $11.2 million acquisition-related ACL increase from the December 2022 Union acquisition.

The effective tax rate was 20.5%, compared to 20.1% in the second quarter of 2022, driven by higher pre-tax income levels.

The CET1 regulatory capital ratio was 10.0% (estimated) at June 30, 2023 and 9.7% at June 30, 2022. Tangible book value per common share (non-GAAP) was $8.79 at June 30, 2023, an increase of $0.69, or 8.6%, from $8.10 at June 30, 2022. AOCI reduced the current quarter tangible book value per common share (non-GAAP) by $0.99, compared to a reduction of $0.72 at the end of the year-ago quarter, largely due to the increase in unrealized losses on AFS securities resulting from the higher interest rate environment.

Second Quarter 2023 Results – Comparison to Prior Quarter
(All comparisons refer to the first quarter of 2023, except as noted)

Net interest income totaled $329.2 million, a decrease of $7.4 million, or 2.2%, from the prior quarter total of $336.7 million, primarily due to accelerating deposit costs and migration to time deposits, as well as higher total borrowings. Total average earning assets increased $915.5 million, or 2.4%, to $39.5 billion. The total yield on earning assets (non-GAAP) increased 26 basis points to 4.94%, due to higher yields on loans, investment securities and interest-bearing deposits with banks. The total cost of funds increased 46 basis points to 1.64%, as the total cost of borrowings increased 79 basis points to 4.28% and the cost of interest-bearing deposits increased 47 basis points to 1.97%. The resulting net interest margin (FTE) (non-GAAP) decreased 19 basis points to 3.37%. The FOMC raised the target Federal Funds interest rate by 25 basis points during the second quarter of 2023.

Average loans and leases totaled $31.0 billion, an increase of $638.0 million, or 2.1%, as consumer loans increased $338.5 million, or 3.1%, and commercial loans and leases increased $299.5 million, or 1.5%. Average commercial loans and leases included growth of $173.5 million, or 1.5%, in commercial real estate and $58.2 million, or 0.8%, in commercial and industrial loans. The organic quarterly growth in commercial loans and leases was led by the Pittsburgh, Charlotte, Harrisburg and Raleigh-Durham markets. Consumer loan growth includes average residential mortgages increasing $382.7 million, or 7.1%, driven by growth in adjustable-rate mortgages and the seasonally strong production from the Physicians First mortgage program.

Average deposits totaled $33.8 billion, decreasing $436.5 million, or 1.3%, primarily due to seasonal tax-related payments and the impact of the inflationary macroeconomic environment. Interest-bearing demand deposits declined $673.2 million, or 4.6%, non-interest-bearing deposits declined $403.8 million, or 3.5%, and savings balances declined $179.8 million, or 4.5%, which were partially offset by time deposits increasing $820.3 million, or 19.6%, resulting from the shift in customers' preferences to time deposit accounts. The mix of non-interest-bearing deposits to total deposits was 32% at June 30, 2023, compared to 33%. The loan-to-deposit ratio was 92.7% at June 30, 2023, compared to 89.7%.

Non-interest income totaled $80.3 million, a $0.9 million, or 1.2%, increase from the prior quarter. Service charges increased $1.4 million, or 4.3%, led by strong treasury management services and interchange fees offsetting the impact of overdraft practice changes that FNB implemented in the first quarter of 2023. Dividends on non-marketable securities increased $1.4 million, or 33.1%, reflecting higher FHLB dividends due to additional borrowings. Insurance commissions and fees decreased $1.8 million, or 23.0%, due to normal seasonality and strong overall production in the first quarter.

Non-interest expense totaled $212.0 million, a decrease of $8.0 million, or 3.6%. On an operating basis (non-GAAP), non-interest expense decreased $6.1 million, or 2.8%, compared to the prior quarter. Salaries and employee benefits decreased $6.3 million, or 5.2%, primarily due to the prior quarter's normal seasonal long-term compensation expense of $6.7 million, as well as seasonally higher employer-paid payroll taxes, partially offset by the normal annual merit increases in the second quarter. FDIC insurance increased $0.6 million, or 8.4%, from loan growth and balance sheet mix changes. The efficiency ratio (non-GAAP) equaled 50.0%, compared to 50.6%.

The ratio of non-performing loans and OREO to total loans and OREO increased 9 basis points to 0.47% and total delinquency totaled 0.75%, a 15 basis point increase. Both measures continue to remain at historically low levels. The provision for credit losses was $18.5 million, compared to $14.1 million. The provision for credit losses supported loan growth and a specific reserve for a single commercial and industrial loan downgraded to non-performing status during the quarter. Excluding this one credit, non-performing assets would have decreased 2 basis points. The second quarter of 2023 reflected net charge-offs of $8.7 million, or 0.11% annualized of total average loans, compared to $13.2 million, or 0.18% annualized. The ACL was $412.7 million, an increase of $9.3 million, with the ratio of the ACL to total loans and leases stable at 1.32% at both June 30, 2023, and March 31, 2023.

The effective tax rate was 20.5%, compared to 19.5%, with the increase reflecting higher deduction levels from employee stock compensation vesting in the prior quarter.

The CET1 regulatory capital ratio was 10.0% (estimated), stable to March 31, 2023, benefiting from retained earnings growth in the quarter, partially offset by share repurchase activity. Tangible book value per common share (non-GAAP) was $8.79 at June 30, 2023, an increase of $0.13 per share. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.99 reflecting increased unrealized losses on AFS securities caused by the higher interest rate environment, compared to a reduction of $0.87 at the end of the prior quarter. During the second quarter of 2023, the Company repurchased 2,288,558 shares of common stock at a weighted average share price of $10.80 while maintaining capital at targeted operating levels and supporting loan growth in the quarter.

June 30, 2023 Year-To-Date Results – Comparison to Prior Year-To-Date Period

Year-to-Date Results Summary	2023	2022
Reported results
Net income available to common stockholders (millions)	$284.9	$158.1
Net income per diluted common share	0.78	0.45
Pre-provision net revenue (millions)	393.7	228.0
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$286.6	$200.7
Operating net income per diluted common share	0.79	0.57
Operating pre-provision net revenue (millions)	395.9	262.9
Average diluted common shares outstanding (thousands)	363,777	351,835
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(2.2)	$(30.7)
After-tax impact of merger-related expenses	(1.8)	(24.2)
Pre-tax provision expense related to acquisitions	—	(19.1)
After-tax impact of provision expense related to acquisitions	—	(15.1)
Pre-tax branch consolidation costs	—	(4.2)
After-tax impact of branch consolidation costs	—	(3.3)
Total significant items pre-tax	$(2.2)	$(54.0)
Total significant items after-tax	$(1.8)	$(42.6)
(1) Favorable (unfavorable) impact on earnings.

Net interest income totaled $665.9 million, increasing $178.1 million, or 36.5%, as the higher interest rate environment benefited earning asset yields given the asset sensitive positioning of the balance sheet and the higher yields on new loan originations. The net interest margin (FTE) (non-GAAP) increased 77 basis points to 3.46%. The yield on earning assets (non-GAAP) increased 187 basis points to 4.81%, reflecting higher yields on variable-rate loans, investment securities and interest-bearing deposits with banks. The cost of funds increased 115 basis points to 1.41% as the cost of interest-bearing deposits increased 152 basis points to 1.73% from the impact of the higher interest rate environment and increased deposit competition, as well as total borrowings increased 176 basis points primarily from the August 2022 issuance of $350 million in senior notes and increased other borrowings for additional liquidity during the banking industry disruption in 2023.

Average loans totaled $30.7 billion, an increase of $4.0 billion, or 14.9%, including growth of $2.1 billion in commercial loans and leases and $1.9 billion in consumer loans. Growth in total average commercial loans included growth of $1.0 billion, or 15.3%, in commercial and industrial loans and $1.0 billion, or 9.8%, in commercial real estate. The organic growth in 2023 is primarily attributable to growth across our diverse footprint, with the largest increases noted in the Cleveland, Pittsburgh, and Charlotte markets. Growth in total average consumer loans was due to an increase in residential mortgage loans of $1.4 billion, or 33.9%, indirect installment loans of $278.5 million, or 22.2%, and direct home equity installment loans of $185.5 million, or 7.2%. Average loan growth also benefited from the addition of the Union-acquired loans in December 2022.

Average deposits totaled $34.0 billion, increasing $640.6 million, or 1.9%, led by growth of $1.6 billion, or 55.3%, in time deposits, offsetting the decline of $708.5 million, or 4.7%, in interest-bearing demand deposits and $302.5 million, or 2.6%, in non-interest-bearing deposits, driven by solid organic growth in customer relationships, as well as the Union acquisition. The funding mix has modestly shifted with non-interest-bearing deposits comprising 32% of total deposits at June 30, 2023, compared to 35% at June 30, 2022.

Non-interest income was essentially flat and totaled $159.7 million. Wealth management revenues increased $3.8 million, or 12.1%, as securities commissions and fees and trust income increased 22.7% and 5.9%, respectively, through contributions across the geographic footprint and an increase in assets under management. Dividends on non-marketable securities increased $4.7 million, or 94.6%, reflecting higher FHLB dividends due to additional borrowings. Service charges increased $0.5 million, or 0.7%, with strong treasury management services, interchange fees and higher customer activity offsetting the impact of overdraft practice changes that FNB implemented in the first quarter of 2023. Mortgage banking operations income decreased $3.0 million, or 23.7%, as secondary market revenue and mortgage held-for-sale pipelines declined from 2022 due to the sharp increase in interest rates throughout 2022 and gain on sale margins moderating to historical levels. Capital markets decreased $3.0 million, or 19.1%, as swap activity declined consistent with lower commercial loan production in the current macroeconomic environment, and was partially offset by an increase in syndications revenue, debt capital markets, and international banking. Other non-interest income declined $2.6 million, or 31.3%, as Small Business Administration (SBA) premium income declined from elevated levels due to the higher interest rate environment, reduced market premiums and correspondingly lower sold loan volumes. Additionally, Small Business Investment Company (SBIC) funds income decreased, which fluctuates based on the performance of the underlying portfolio companies.

Non-interest expense totaled $431.9 million, an increase of $11.7 million, or 2.8%, from 2022. Excluding significant items totaling $2.2 million in 2023 and $34.8 million in 2022, operating non-interest expense (non-GAAP) increased $44.3 million, or 11.5%. Salaries and employee benefits increased $18.1 million, or 8.4%, related to annual merit increases, reduced salary deferrals given lower loan origination volumes and the addition of the acquired Union expense base. Occupancy and equipment increased $6.8 million, or 9.7%, primarily from technology-related investments and the acquired Union expense base. Outside services increased $5.6 million, or 16.4%, with higher volume-related technology and third-party costs, as well as the Union expense base. FDIC insurance increased $5.0 million, or 50.3%, driven by the previously announced FDIC assessment rate increase which was effective in the first quarter of 2023 as well as loan growth and balance sheet mix changes. Amortization of intangibles increased $3.4 million, or 50.0%, related to the Union core deposit intangible. The efficiency ratio (non-GAAP) equaled 50.3% on a year-to-date basis, compared to 57.8%, reflecting the strong operating leverage gained from higher revenue.

The provision for credit losses was $32.6 million, compared to $24.4 million year-to-date in 2022. The provision for credit losses in 2022 included $19.1 million of initial provision for non-purchase credit deteriorated (non-PCD) loans associated with the Howard acquisition. The increase was driven primarily by loan growth, charge-off activity, and a specific reserve for a single commercial and industrial loan downgraded to non-performing status during the second quarter of 2023. Excluding this one credit, non-performing assets would have decreased 2 basis points. Net charge-offs remain at historically low levels totaling $21.9 million, or 0.14% of total average loans, compared to $1.5 million, or 0.01%, in 2022. The ACL was $412.7 million at June 30, 2023, an increase of $35.0 million, with the ratio of the ACL to total loans and leases decreasing 3 basis points to 1.32%, reflecting the strong loan growth and the $11.2 million acquisition-related ACL increase from the December 2022 Union acquisition.

The effective tax rate was 20.0% for 2023, compared to 20.4% in 2022.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, pre-provision net revenue, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses and branch consolidation costs are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The merger expenses and branch consolidation costs principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2023 and 2022 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) supervision, regulation, enforcement and other actions by several governmental agencies, including the Federal Reserve Board, Federal Deposit Insurance Corporation, Financial Stability Oversight Council, U.S. Department of Justice (DOJ), Consumer Financial Protection Bureau, U.S. Treasury Department, Office of the Comptroller of the Currency and Department of Housing and Urban Development, state attorney generals and other governmental agencies, whose actions may affect, among other things, our consumer and mortgage lending and deposit practices, capital structure, investment practices, dividend policy, annual FDIC insurance premium assessment and growth, money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economy in general and regional and local economies within our market area; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the U.S.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and significant adverse industry and economic events can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by difficult to predict uncertainties, such as widespread natural and other disasters, pandemics, including post-pandemic return to normalcy, global events and geopolitical instability, including the Ukraine-Russia conflict, shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber-attacks, international hostilities or other extraordinary events which are beyond FNB's control and may significantly impact the U.S. or global economy and financial markets generally, or us or our counterparties, customers or third-party vendors specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Policies and priorities of the current U.S. presidential administration, including legislative and regulatory reforms, more aggressive approaches to supervisory or enforcement priorities with consumer and anti-discrimination lending laws by the federal banking regulatory agencies and the DOJ, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Ability to continue to attract, develop and retain key talent.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.
◦Changes in monetary and fiscal policies, including interest rate policies and strategies of the FOMC.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or inquiries. These matters may result in monetary judgments or settlements, enforcement actions or other remedies, including fines, penalties, restitution or alterations in our business practices, including financial and other type of commitments, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes, systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
◦Increased funding costs and market volatility due to market illiquidity and competition for funding.

FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2022 Annual Report on Form 10-K, our subsequent 2023 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2023 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the second quarter of 2023 on Wednesday, July 19, 2023. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Thursday, July 20, 2023, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at https://dpregister.com/sreg/10180251/f9c8c50182. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Thursday, July 27, 2023. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 3295985. Following the call, a link to the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of nearly $45 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				2Q23	2Q23	For the Six Months Ended June 30,		%
	2Q23	1Q23	2Q22	1Q23	2Q22	2023	2022	Var.
Interest Income
Loans and leases, including fees	$428,361	$393,993	$242,026	8.7	77.0	$822,354	$463,349	77.5
Securities:
Taxable	35,481	35,713	27,150	(0.6)	30.7	71,194	51,173	39.1
Tax-exempt	7,227	7,144	6,569	1.2	10.0	14,371	13,296	8.1
Other	13,131	6,653	5,033	97.4	160.9	19,784	6,540	202.5
Total Interest Income	484,200	443,503	280,778	9.2	72.4	927,703	534,358	73.6
Interest Expense
Deposits	111,798	84,092	15,090	32.9	640.9	195,890	22,775	760.1
Short-term borrowings	22,041	9,744	5,760	126.2	282.7	31,785	11,562	174.9
Long-term borrowings	21,117	13,013	6,238	62.3	238.5	34,130	12,255	178.5
Total Interest Expense	154,956	106,849	27,088	45.0	472.0	261,805	46,592	461.9
Net Interest Income	329,244	336,654	253,690	(2.2)	29.8	665,898	487,766	36.5
Provision for credit losses	18,516	14,061	6,422	31.7	188.3	32,577	24,381	33.6
Net Interest Income After Provision for Credit Losses	310,728	322,593	247,268	(3.7)	25.7	633,321	463,385	36.7
Non-Interest Income
Service charges	34,056	32,640	34,693	4.3	(1.8)	66,696	66,208	0.7
Trust services	10,630	10,611	9,713	0.2	9.4	21,241	20,062	5.9
Insurance commissions and fees	5,996	7,787	6,352	(23.0)	(5.6)	13,783	13,957	(1.2)
Securities commissions and fees	7,021	7,382	6,052	(4.9)	16.0	14,403	11,743	22.7
Capital markets income	5,884	6,793	8,547	(13.4)	(31.2)	12,677	15,674	(19.1)
Mortgage banking operations	4,907	4,855	6,120	1.1	(19.8)	9,762	12,787	(23.7)
Dividends on non-marketable equity securities	5,467	4,108	2,770	33.1	97.4	9,575	4,920	94.6
Bank owned life insurance	2,995	2,825	4,043	6.0	(25.9)	5,820	6,685	(12.9)
Net securities gains (losses)	(6)	(17)	48	(64.7)	(112.5)	(23)	48	(147.9)
Other	3,359	2,405	3,816	39.7	(12.0)	5,764	8,392	(31.3)
Total Non-Interest Income	80,309	79,389	82,154	1.2	(2.2)	159,698	160,476	(0.5)
Non-Interest Expense
Salaries and employee benefits	113,946	120,247	103,870	(5.2)	9.7	234,193	216,059	8.4
Net occupancy	16,689	17,370	15,768	(3.9)	5.8	34,059	33,957	0.3
Equipment	21,345	22,072	18,687	(3.3)	14.2	43,417	36,692	18.3
Amortization of intangibles	5,044	5,119	3,549	(1.5)	42.1	10,163	6,776	50.0
Outside services	20,539	19,398	17,265	5.9	19.0	39,937	34,298	16.4
Marketing	3,943	3,701	4,628	6.5	(14.8)	7,644	7,884	(3.0)
FDIC insurance	7,717	7,119	5,295	8.4	45.7	14,836	9,869	50.3
Bank shares and franchise taxes	3,926	4,172	3,905	(5.9)	0.5	8,098	7,932	2.1
Merger-related	163	2,052	2,027	(92.1)	(92.0)	2,215	30,656	(92.8)
Other	18,643	18,667	17,780	(0.1)	4.9	37,310	36,077	3.4
Total Non-Interest Expense	211,955	219,917	192,774	(3.6)	9.9	431,872	420,200	2.8
Income Before Income Taxes	179,082	182,065	136,648	(1.6)	31.1	361,147	203,661	77.3
Income taxes	36,690	35,560	27,506	3.2	33.4	72,250	41,521	74.0
Net Income	142,392	146,505	109,142	(2.8)	30.5	288,897	162,140	78.2
Preferred stock dividends	2,010	2,010	2,010	—	—	4,020	4,020	—
Net Income Available to Common Stockholders	$140,382	$144,495	$107,132	(2.8)	31.0	$284,877	$158,120	80.2
Earnings per Common Share
Basic	$0.39	$0.40	$0.30	(2.5)	30.0	$0.79	$0.45	75.6
Diluted	0.39	0.40	0.30	(2.5)	30.0	0.78	0.45	73.3
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.24	0.24	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				2Q23	2Q23
	2Q23	1Q23	2Q22	1Q23	2Q22
Assets
Cash and due from banks	$449	$445	$438	0.9	2.5
Interest-bearing deposits with banks	1,255	1,278	1,591	(1.8)	(21.1)
Cash and Cash Equivalents	1,704	1,723	2,029	(1.1)	(16.0)
Securities available for sale	3,177	3,201	3,566	(0.7)	(10.9)
Securities held to maturity	3,988	4,073	3,740	(2.1)	6.6
Loans held for sale	94	100	164	(6.0)	(42.7)
Loans and leases, net of unearned income	31,354	30,673	28,044	2.2	11.8
Allowance for credit losses on loans and leases	(413)	(403)	(378)	2.5	9.3
Net Loans and Leases	30,941	30,270	27,666	2.2	11.8
Premises and equipment, net	465	452	405	2.9	14.8
Goodwill	2,477	2,477	2,434	—	1.8
Core deposit and other intangible assets, net	79	84	55	(6.0)	43.6
Bank owned life insurance	657	655	627	0.3	4.8
Other assets	1,196	1,111	995	7.7	20.2
Total Assets	$44,778	$44,146	$41,681	1.4	7.4
Liabilities
Deposits:
Non-interest-bearing demand	$10,914	$11,297	$11,716	(3.4)	(6.8)
Interest-bearing demand	13,818	14,091	14,739	(1.9)	(6.2)
Savings	3,758	4,053	3,982	(7.3)	(5.6)
Certificates and other time deposits	5,335	4,749	3,043	12.3	75.3
Total Deposits	33,825	34,190	33,480	(1.1)	1.0
Short-term borrowings	2,391	2,149	1,391	11.3	71.9
Long-term borrowings	1,981	1,298	712	52.6	178.2
Other liabilities	763	721	662	5.8	15.3
Total Liabilities	38,960	38,358	36,245	1.6	7.5
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	4	4	4	—	—
Additional paid-in capital	4,686	4,693	4,562	(0.1)	2.7
Retained earnings	1,564	1,471	1,182	6.3	32.3
Accumulated other comprehensive loss	(355)	(315)	(252)	12.7	40.9
Treasury stock	(188)	(172)	(167)	9.3	12.6
Total Stockholders' Equity	5,818	5,788	5,436	0.5	7.0
Total Liabilities and Stockholders' Equity	$44,778	$44,146	$41,681	1.4	7.4

F.N.B. CORPORATION AND SUBSIDIARIES	2Q23			1Q23			2Q22
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,234,026	$13,131	4.27%	$817,910	$6,653	3.30%	$2,738,581	$5,033	0.74%
Taxable investment securities (2)	6,084,971	35,244	2.32	6,214,311	35,476	2.28	6,069,239	26,912	1.77
Non-taxable investment securities (1)	1,059,893	9,207	3.47	1,055,189	9,159	3.47	1,000,593	8,524	3.41
Loans held for sale	102,187	1,844	7.23	116,164	1,594	5.51	209,544	2,065	3.94
Loans and leases (1) (3)	31,048,352	428,043	5.53	30,410,376	393,895	5.24	27,245,122	240,900	3.54
Total Interest Earning Assets (1)	39,529,429	487,469	4.94	38,613,950	446,777	4.68	37,263,079	283,434	3.05
Cash and due from banks	427,287			442,712			435,111
Allowance for credit losses	(410,566)			(405,705)			(374,750)
Premises and equipment	459,966			442,441			400,652
Other assets	4,404,196			4,328,511			4,163,546
Total Assets	$44,410,312			$43,421,909			$41,887,638
Liabilities
Deposits:
Interest-bearing demand	$13,922,773	63,861	1.84	$14,596,006	52,278	1.45	$15,013,195	10,455	0.28
Savings	3,843,785	9,117	0.95	4,023,568	7,853	0.79	3,957,969	597	0.06
Certificates and other time	5,003,024	38,820	3.11	4,182,700	23,961	2.32	2,974,360	4,038	0.55
Total interest-bearing deposits	22,769,582	111,798	1.97	22,802,274	84,092	1.50	21,945,524	15,090	0.28
Short-term borrowings	2,340,603	22,041	3.77	1,561,343	9,744	2.53	1,421,706	5,760	1.62
Long-term borrowings	1,703,667	21,117	4.97	1,082,040	13,013	4.88	712,313	6,238	3.51
Total Interest-Bearing Liabilities	26,813,852	154,956	2.32	25,445,657	106,849	1.70	24,079,543	27,088	0.45
Non-interest-bearing demand deposits	11,006,705			11,410,506			11,761,183
Total Deposits and Borrowings	37,820,557		1.64	36,856,163		1.18	35,840,726		0.30
Other liabilities	756,569			834,106			608,999
Total Liabilities	38,577,126			37,690,269			36,449,725
Stockholders' Equity	5,833,186			5,731,640			5,437,913
Total Liabilities and Stockholders' Equity	$44,410,312			$43,421,909			$41,887,638
Net Interest Earning Assets	$12,715,577			$13,168,293			$13,183,536
Net Interest Income (FTE) (1)		332,513			339,928			256,346
Tax Equivalent Adjustment		(3,269)			(3,274)			(2,656)
Net Interest Income		$329,244			$336,654			$253,690
Net Interest Spread			2.62%			2.98%			2.60%
Net Interest Margin (1)			3.37%			3.56%			2.76%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES	Six Months Ended June 30,
(Dollars in thousands)	2023			2022
(Unaudited)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,027,117	$19,784	3.88%	$2,921,076	$6,540	0.45%
Taxable investment securities (2)	6,149,284	70,719	2.30	6,000,476	50,697	1.69
Non-taxable investment securities (1)	1,057,554	18,366	3.47	1,012,870	17,256	3.41
Loans held for sale	109,137	3,438	6.32	234,316	4,457	3.81
Loans and leases (1) (3)	30,731,126	821,939	5.39	26,744,743	460,662	3.47
Total Interest Earning Assets (1)	39,074,218	934,246	4.81	36,913,481	539,612	2.94
Cash and due from banks	434,956			422,981
Allowance for credit losses	(408,149)			(367,611)
Premises and equipment	451,252			389,433
Other assets	4,366,564			4,148,188
Total Assets	$43,918,841			$41,506,472
Liabilities
Deposits:
Interest-bearing demand	$14,258,082	116,151	1.64	$14,966,600	13,871	0.19
Savings	3,932,627	16,958	0.87	3,916,724	740	0.04
Certificates and other time	4,595,128	62,781	2.76	2,959,451	8,164	0.56
Total interest-bearing deposits	22,785,837	195,890	1.73	21,842,775	22,775	0.21
Short-term borrowings	1,953,125	31,785	3.28	1,465,595	11,562	1.59
Long-term borrowings	1,394,571	34,130	4.94	711,072	12,255	3.48
Total Interest-Bearing Liabilities	26,133,533	261,805	2.02	24,019,442	46,592	0.39
Non-interest-bearing demand deposits	11,207,490			11,509,946
Total Deposits and Borrowings	37,341,023		1.41	35,529,388		0.26
Other liabilities	795,124			533,711
Total Liabilities	38,136,147			36,063,099
Stockholders' Equity	5,782,694			5,443,373
Total Liabilities and Stockholders' Equity	$43,918,841			$41,506,472
Net Interest Earning Assets	$12,940,685			$12,894,039
Net Interest Income (FTE) (1)		672,441			493,020
Tax Equivalent Adjustment		(6,543)			(5,254)
Net Interest Income		$665,898			$487,766
Net Interest Spread			2.79%			2.55%
Net Interest Margin (1)			3.46%			2.69%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Six Months Ended June 30,
	2Q23	1Q23	2Q22	2023	2022
Performance Ratios
Return on average equity	9.79%	10.37%	8.05%	10.07%	6.01%
Return on average tangible equity (1)	17.93	19.27	15.24	18.59	11.35
Return on average tangible common equity (1)	18.28	19.68	15.53	18.96	11.49
Return on average assets	1.29	1.37	1.05	1.33	0.79
Return on average tangible assets (1)	1.40	1.49	1.14	1.45	0.87
Net interest margin (FTE) (2)	3.37	3.56	2.76	3.46	2.69
Yield on earning assets (FTE) (2)	4.94	4.68	3.05	4.81	2.94
Cost of interest-bearing deposits	1.97	1.50	0.28	1.73	0.21
Cost of interest-bearing liabilities	2.32	1.70	0.45	2.02	0.39
Cost of funds	1.64	1.18	0.30	1.41	0.26
Efficiency ratio (1)	49.96	50.60	55.18	50.28	57.82
Effective tax rate	20.49	19.53	20.13	20.01	20.39
Capital Ratios
Equity / assets (period end)	12.99	13.11	13.04
Common equity / assets (period end)	12.75	12.87	12.79
Common equity tier 1 (3)	10.0	10.0	9.7
Leverage ratio	8.68	8.70	8.22
Tangible equity / tangible assets (period end) (1)	7.72	7.76	7.52
Tangible common equity / tangible assets (period end) (1)	7.47	7.50	7.25
Common Stock Data
Average diluted common shares outstanding	362,626,182	364,930,288	354,687,069	363,776,559	351,834,934
Period end common shares outstanding	358,820,568	360,359,857	350,725,378
Book value per common share	$15.92	$15.76	$15.19
Tangible book value per common share (1)	8.79	8.66	8.10
Dividend payout ratio (common)	30.88%	30.30%	39.74%	30.59%	53.93%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
June 30, 2023 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				2Q23	2Q23
	2Q23	1Q23	2Q22	1Q23	2Q22
Balances at period end
Loans and Leases:
Commercial real estate	$11,689	$11,528	$10,787	1.4	8.4
Commercial and industrial	7,248	7,246	6,564	—	10.4
Commercial leases	618	562	504	10.0	22.6
Other	121	176	136	(31.3)	(11.0)
Commercial loans and leases	19,676	19,512	17,991	0.8	9.4
Direct installment	2,747	2,752	2,769	(0.2)	(0.8)
Residential mortgages	6,089	5,589	4,595	8.9	32.5
Indirect installment	1,539	1,525	1,384	0.9	11.2
Consumer LOC	1,303	1,295	1,305	0.6	(0.2)
Consumer loans	11,678	11,161	10,053	4.6	16.2
Total loans and leases	$31,354	$30,673	$28,044	2.2	11.8
Note: Loans held for sale were $94, $100 and $164 at 2Q23, 1Q23, and 2Q22, respectively.
				% Variance
Average balances				2Q23	2Q23	For the Six Months Ended June 30,		%
Loans and Leases:	2Q23	1Q23	2Q22	1Q23	2Q22	2023	2022	Var.
Commercial real estate	$11,693	$11,519	$10,621	1.5	10.1	$11,616	$10,582	9.8
Commercial and industrial	7,247	7,189	6,392	0.8	13.4	7,208	6,254	15.3
Commercial leases	591	534	469	10.6	26.0	562	475	18.3
Other	142	131	150	8.5	(5.5)	137	132	3.5
Commercial loans and leases	19,672	19,373	17,632	1.5	11.6	19,523	17,443	11.9
Direct installment	2,742	2,763	2,653	(0.8)	3.3	2,752	2,567	7.2
Residential mortgages	5,805	5,423	4,368	7.1	32.9	5,615	4,193	33.9
Indirect installment	1,531	1,540	1,299	(0.6)	17.8	1,536	1,257	22.2
Consumer LOC	1,297	1,312	1,292	(1.1)	0.4	1,304	1,285	1.6
Consumer loans	11,376	11,038	9,613	3.1	18.3	11,208	9,302	20.5
Total loans and leases	$31,048	$30,410	$27,245	2.1	14.0	$30,731	$26,745	14.9

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				2Q23	2Q23
Asset Quality Data	2Q23	1Q23	2Q22	1Q23	2Q22
Non-Performing Assets
Non-performing loans	$143	$113	$92	26.5	55.4
Other real estate owned (OREO)	5	6	10	(16.7)	(50.0)
Non-performing assets	$148	$119	$102	24.4	45.1
Non-performing loans / total loans and leases	0.45%	0.37%	0.33%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.50	0.41	0.39
Delinquency
Loans 30-89 days past due	$83	$63	$63	31.7	31.7
Loans 90+ days past due	8	7	8	14.3	—
Non-accrual loans	143	113	92	26.5	55.4
Past due and non-accrual loans	$234	$183	$163	27.9	43.6
Past due and non-accrual loans / total loans and leases	0.75%	0.60%	0.58%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				2Q23	2Q23	For the Six Months Ended June 30,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	2Q23	1Q23	2Q22	1Q23	2Q22	2023	2022	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$403.4	$401.7	$370.6	0.4	8.8	$401.7	$344.3	16.7
Provision for credit losses	18.0	14.9	7.0	21.1	157.9	32.9	25.2	30.5
Net loan (charge-offs)/recoveries	(8.7)	(13.2)	0.4	(34.1)	2,383.5	(21.9)	(1.5)	1,353.0
Allowance for purchased credit deteriorated (PCD) loans and leases at acquisition	—	—	—			—	10.0
Allowance for credit losses on loans and leases	$412.7	$403.4	$378.0	2.3	9.2	$412.7	$378.0	9.2
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$20.5	$21.4	$18.8	(4.3)	8.7	$21.4	$19.2	11.6
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	0.5	(0.9)	(0.6)	153.0	184.6	(0.4)	(0.9)	52.8
Allowance for unfunded loan commitments	$21.0	$20.5	$18.2	2.4	14.9	$21.0	$18.2	14.9
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$433.7	$423.9	$396.3	2.3	9.4	$433.7	$396.3	9.4
Allowance for credit losses on loans and leases / total loans and leases	1.32%	1.32%	1.35%
Allowance for credit losses on loans and leases / total non-performing loans	289.5	356.1	408.9
Net loan charge-offs (annualized) / total average loans and leases	0.11	0.18	(0.01)			0.14%	0.01%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				2Q23	2Q23	For the Six Months Ended June 30,		%
	2Q23	1Q23	2Q22	1Q23	2Q22	2023	2022	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$140,382	$144,495	$107,132			$284,877	$158,120
Merger-related expense	163	2,052	2,027			2,215	30,656
Tax benefit of merger-related expense	(34)	(431)	(426)			(465)	(6,438)
Provision expense related to acquisitions	—	—	—			—	19,127
Tax benefit of provision expense related to acquisitions	—	—	—			—	(4,017)
Branch consolidation costs	—	—	—			—	4,178
Tax benefit of branch consolidation costs	—	—	—			—	(877)
Operating net income available to common stockholders (non-GAAP)	$140,511	$146,116	$108,733	(3.8)	29.2	$286,627	$200,749	42.8

Operating earnings per diluted common share:
Earnings per diluted common share	$0.39	$0.40	$0.30			$0.78	$0.45
Merger-related expense	—	0.01	0.01			0.01	0.09
Tax benefit of merger-related expense	—	—	—			—	(0.02)
Provision expense related to acquisitions	—	—	—			—	0.05
Tax benefit of provision expense related to acquisitions	—	—	—			—	(0.01)
Branch consolidation costs	—	—	—			—	0.01
Tax benefit of branch consolidation costs	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.39	$0.40	$0.31	(2.5)	25.8	$0.79	$0.57	38.6

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q23	1Q23	2Q22	2023	2022
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$571,131	$594,159	$437,767	$582,582	$326,967
Amortization of intangibles, net of tax (annualized)	15,984	16,402	11,247	16,190	10,795
Tangible net income (annualized) (non-GAAP)	$587,115	$610,561	$449,014	$598,772	$337,762

Average total stockholders' equity	$5,833,186	$5,731,640	$5,437,913	$5,782,694	$5,443,373
Less: Average intangible assets (1)	(2,558,631)	(2,563,569)	(2,490,899)	(2,561,087)	(2,467,776)
Average tangible stockholders' equity (non-GAAP)	$3,274,555	$3,168,071	$2,947,014	$3,221,607	$2,975,597

Return on average tangible equity (non-GAAP)	17.93%	19.27%	15.24%	18.59%	11.35%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$563,073	$586,007	$429,704	$574,476	$318,861
Amortization of intangibles, net of tax (annualized)	15,984	16,402	11,247	16,190	10,795
Tangible net income available to common stockholders (annualized) (non-GAAP)	$579,057	$602,409	$440,951	$590,666	$329,656

Average total stockholders' equity	$5,833,186	$5,731,640	$5,437,913	$5,782,694	$5,443,373
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,558,631)	(2,563,569)	(2,490,899)	(2,561,087)	(2,467,776)
Average tangible common equity (non-GAAP)	$3,167,673	$3,061,189	$2,840,132	$3,114,725	$2,868,715

Return on average tangible common equity (non-GAAP)	18.28%	19.68%	15.53%	18.96%	11.49%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q23	1Q23	2Q22	2023	2022
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$563,588	$592,582	$436,127	$578,005	$404,825
Amortization of intangibles, net of tax (annualized)	15,984	16,402	11,247	16,190	10,795
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$579,572	$608,984	$447,374	$594,195	$415,620

Average total stockholders' equity	$5,833,186	$5,731,640	$5,437,913	$5,782,694	$5,443,373
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,558,631)	(2,563,569)	(2,490,899)	(2,561,087)	(2,467,776)
Average tangible common equity (non-GAAP)	$3,167,673	$3,061,189	$2,840,132	$3,114,725	$2,868,715

Operating return on average tangible common equity (non-GAAP)	18.30%	19.89%	15.75%	19.08%	14.49%

Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$571,131	$594,159	$437,767	$582,582	$326,967
Amortization of intangibles, net of tax (annualized)	15,984	16,402	11,247	16,190	10,795
Tangible net income (annualized) (non-GAAP)	$587,115	$610,561	$449,014	$598,772	$337,762

Average total assets	$44,410,312	$43,421,909	$41,887,638	$43,918,841	$41,506,472
Less: Average intangible assets (1)	(2,558,631)	(2,563,569)	(2,490,899)	(2,561,087)	(2,467,776)
Average tangible assets (non-GAAP)	$41,851,681	$40,858,340	$39,396,739	$41,357,754	$39,038,696

Return on average tangible assets (non-GAAP)	1.40%	1.49%	1.14%	1.45%	0.87%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	2Q23	1Q23	2Q22
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$5,817,749	$5,787,383	$5,436,067
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,556,307)	(2,561,216)	(2,489,244)
Tangible common equity (non-GAAP)	$3,154,560	$3,119,285	$2,839,941

Common shares outstanding	358,820,568	360,359,857	350,725,378

Tangible book value per common share (non-GAAP)	$8.79	$8.66	$8.10
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,817,749	$5,787,383	$5,436,067
Less: Intangible assets (1)	(2,556,307)	(2,561,216)	(2,489,244)
Tangible equity (non-GAAP)	$3,261,442	$3,226,167	$2,946,823

Total assets	$44,777,964	$44,145,664	$41,680,903
Less: Intangible assets (1)	(2,556,307)	(2,561,216)	(2,489,244)
Tangible assets (non-GAAP)	$42,221,657	$41,584,448	$39,191,659

Tangible equity / tangible assets (period end) (non-GAAP)	7.72%	7.76%	7.52%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,817,749	$5,787,383	$5,436,067
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,556,307)	(2,561,216)	(2,489,244)
Tangible common equity (non-GAAP)	$3,154,560	$3,119,285	$2,839,941

Total assets	$44,777,964	$44,145,664	$41,680,903
Less: Intangible assets (1)	(2,556,307)	(2,561,216)	(2,489,244)
Tangible assets (non-GAAP)	$42,221,657	$41,584,448	$39,191,659

Tangible common equity / tangible assets (period end) (non-GAAP)	7.47%	7.50%	7.25%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q23	1Q23	2Q22	2023	2022
KEY PERFORMANCE INDICATORS
Pre-provision net revenue:
(Dollars in thousands)
Net interest income	$329,244	$336,654	$253,690	$665,898	$487,766
Non-interest income	80,309	79,389	82,154	159,698	160,476
Less: Non-interest expense	(211,955)	(219,917)	(192,774)	(431,872)	(420,200)
Pre-provision net revenue (as reported)	$197,598	$196,126	$143,070	$393,724	$228,042
Pre-provision net revenue (as reported) (annualized)	$792,559	$795,398	$573,852	$793,973	$459,863
Adjustments:
Add: Merger-related expense (non-interest expense)	163	2,052	2,027	2,215	30,656
Add: Branch consolidation costs (non-interest expense)	—	—	—	—	4,178
Operating pre-provision net revenue (non-GAAP)	$197,761	$198,178	$145,097	$395,939	$262,876
Operating pre-provision net revenue (annualized) (non-GAAP)	$793,213	$803,721	$581,982	$798,440	$530,108

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$211,955	$219,917	$192,774	$431,872	$420,200
Less: Amortization of intangibles	(5,044)	(5,119)	(3,549)	(10,163)	(6,776)
Less: OREO expense	(492)	(557)	(433)	(1,049)	(748)
Less: Merger-related expense	(163)	(2,052)	(2,027)	(2,215)	(30,656)
Less: Branch consolidation costs	—	—	—	—	(4,178)
Adjusted non-interest expense	$206,256	$212,189	$186,765	$418,445	$377,842

Net interest income	$329,244	$336,654	$253,690	$665,898	$487,766
Taxable equivalent adjustment	3,269	3,274	2,656	6,543	5,254
Non-interest income	80,309	79,389	82,154	159,698	160,476
Less: Net securities (gains) losses	6	17	(48)	23	(48)
Adjusted net interest income (FTE) + non-interest income	$412,828	$419,334	$338,452	$832,162	$653,448

Efficiency ratio (FTE) (non-GAAP)	49.96%	50.60%	55.18%	50.28%	57.82%
(1) Excludes loan servicing rights.